Letter of Acknowledgment RE: Unaudited Financial Information


The Board of Directors
ClimaChem, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-44905) of ClimaChem, Inc. and in the related Prospectus of our report dated November 15, 1999, relating to the unaudited condensed consolidated interim financial statements of ClimaChem, Inc. that is included in its Form 10-Q for the quarter ended September 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                          /s/ Ernst & Young LLP

                                         ERNST & YOUNG LLP


Oklahoma City, Oklahoma
November 15, 1999